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EXHIBIT 99

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Contact:
Lawrence D. Damron
Senior Vice President & Chief Financial Officer
(847) 229-2222

Aksys® Reports First Quarter 2003 Results

Company Continues to Build Momentum in Commercial Launch of
Personal Hemodialysis System

        Lincolnshire, IL—April 29, 2003—Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the first quarter ended March 31, 2003.

First Quarter 2003 Highlights

  •
  Aksys shipped 27 PHD® Systems in the first quarter of 2003.

  •
  Total revenues for the first quarter of 2003 were $103,000, including revenues from products and services and supplies. The Company's net loss for the first quarter of 2003 was $4.7 million or $0.18 per share.

  •
  Aksys added three clinic partnership agreements in the first quarter of 2003, representing commitments in excess of 40 units for use in home programs. Eleven agreements were signed over the last three quarters representing commitments of over 160 units.

  •
  In conjunction with Northwest Kidney Centers, Aksys has been successful in extending the duration of daily dialysis on the PHD System to five hours providing the nephrologist and the patient even greater flexibility in the treatment regime.

  •
  The Company accessed $4.5 million in the first quarter under its equity line of credit arrangement with Kingsbridge Capital to satisfy working capital needs of commercial launch.

Financial Results

        For the first quarter of 2003, Aksys reported total revenues of $103,000 compared to no revenue for the first quarter of 2002. Product revenues for the quarter of $82,000 represented the sale of two units and the billable monthly rental of 10 units. Services and supplies revenues for the quarter were $21,000. The Company reported a net loss for the first quarter of $4.7 million, or $0.18 per share, compared with a net loss of $3.4 million, or $0.15 per share, for the first quarter of 2002.

        Twenty-seven units were shipped in the quarter to nine customers. Two of the units were recognized as sales in the first quarter. Revenue on an additional three units will be recognized as sales in the second quarter when the patients complete their training. Revenue on the remaining 22 will commence when patients begin training on the PHD System. "We remain encouraged as we continue to build momentum with dialysis providers," commented Bill Dow, President and CEO of Aksys, Ltd. "The first quarter slightly exceeded our expectation and the pipeline continues to fill."

        For the first quarter of 2003, costs of products, services and supplies were $1,042,000 compared to no cost in this category in the first quarter of 2002. Product costs were $621,000, which includes $469,000 of costs associated with the write-down to lower of cost or market on inventory produced in the quarter. Service and supply costs were $421,000 primarily due to the cost of service technicians in the field.

        Operating expenses were $3.8 million for the first quarter of 2003 compared to $3.5 million for the first quarter of 2002. This includes research and development expenses of $1.4 million, sales and marketing expenses of $1.0 million, and general and administrative expenses of $1.4 million.

        During the quarter, Aksys accessed $4.5 million in additional financing and issued 778,474 shares of common stock through its agreement with Kingsbridge Capital. "This agreement has proven to be an effective vehicle for providing the flexibility to finance our working capital needs," said Larry Damron, Senior Vice President and Chief Financial Officer of Aksys, Ltd. "Aksys ended the quarter with $10.2 million in cash, short and long term investments and we have aligned our financing alternatives to provide sufficient access to capital as the commercial launch progresses."

Outlook

        "We are excited by the strong beginning to 2003 as demonstrated by the continued momentum in our controlled launch of the PHD System and ongoing adoption of the technology," commented Bill Dow. "Daily home hemodialysis with the PHD System has received increased exposure and interest and we remain committed to reaching our goal of shipping 200 to 250 units by the end of the year."

Conference Call

        The Company plans to discuss these results and further details of its first quarter during a conference call on Tuesday, April 29, 2003, at 11:00 a.m. Eastern. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:00 p.m. Eastern, Tuesday, April 29, through 6:00 p.m. Eastern, Tuesday, May 13 by dialing 703-925-2533 code 6485977 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

        Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company's lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, (v) our ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on third parties to manufacture the PHD System; and (vii) changes in QSR requirements.

        The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

—financial table to follow—

AKSYS LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Quarter ended March 31,
	2003	2002
Revenue:
Product	$82,000	$—
Service and supplies	21,000	—

Total revenue	103,000	—

Cost of sales:
Product	621,000	—
Service and supplies	421,000	—

Total cost of sales	1,042,000	—

Operating expenses:
Research and development	1,433,000	1,687,000
Sales and marketing	1,006,000	607,000
General and administrative	1,364,000	1,168,000

Total operating expenses	3,803,000	3,462,000

Operating loss	(4,742,000)	(3,462,000)
Interest income	32,000	66,000

Net loss	$(4,710,000)	$(3,396,000)

Net loss per share, basic and diluted	$(0.18)	$(0.15)

Weighted average shares outstanding	25,690,143	22,117,005

SELECTED BALANCE SHEET DATA

	March 31, 2003	March 31, 2002
Cash and short-term investments	$9,580,000	$7,843,000
Working capital	11,787,000	7,364,000
Long-term investments	600,000	780,000
Total assets	15,755,000	10,906,000
Total liabilities	2,080,000	1,639,000
Stockholders' equity	13,675,000	9,267,000

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